Exhibit 99.(2)(k)(1)(ii)

AMENDED AND RESTATED REVOLVING NOTE July 22, 2013 FOR VALUE RECEIVED, the undersigned (the "Borrower"), hereby promises to pay to STATE STREET BANK AND TRUST COMPANY or registered assigns (the "Lender"), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement dated as of July 23, 2012 (as amended, modified, supplemented or extended from time to time, the "Credit Agreement") among the Borrower, the Lenders from time to time party thereto and State Street Bank and Trust Company, as Administrative Agent and Swing Line Lender. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent's Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement. This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto. This Revolving Note constitutes the amendment and restatement in its entirety of the Revolving Note of the Borrower issued to the Lender dated July 23, 2012 (the "Original Note"), and is in substitution therefor and an amendment and replacement thereof. Nothing herein or in any other document shall be construed to constitute payment of the Original Note or to release or terminate any guaranty or lien, mortgage, pledge or other security entered in favor of the Bank. The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Revolving Note. A/75648336.1

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. lNG PRIME RATE TRUST, a Massachusetts business Trust CONSTRUED IN By:_-Name: Tille: -L--"--=--=:..... j.. _ Elliot A. Rosen Senior Vice President N7SMH3361